Exhibit 10.1

FIRST AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), dated as of March 21, 2022 (the “Effective Date”), as amended October 20, 2022 (the Amendment Date”), made between Enzo Biochem, Inc., a New York corporation, with its principal office at 527 Madison Avenue, New York, New York 10022 (the “Company”) and Kara Cannon (the “Executive”) (collectively, the “Parties”).

Whereas, Executive is currently a full-time employee of the Company; and

Whereas, the Company desires for Executive to continue to provide services to the Company, and wishes to provide Executive with certain compensation and benefits in return for such employment services; and

Whereas, Executive wishes to continue to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits;

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. Employment by the Company.

1.1 Term. The Executive’s employment pursuant to this Agreement commenced on the Effective Date, and shall continue until terminated in accordance as provided in Section 4 (the “Contract Term”). Subject to the terms contained herein, Executive’s employment shall be “at-will” and may be terminated by either side, with or without notice, and without further obligation thereof.

1.2 Position. Executive shall continue to serve as the Company’s Chief Operating Officer. During Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

1.3 Duties and Location. Executive shall report to the Chief Executive Officer or a designee thereof. Notwithstanding the foregoing, the Company reserves the right to change Executive’s direct report and assign other or additional duties or modify duties from time to time. Executive’s primary office location shall be the Company’s office located in Farmingdale, New York. The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time, and to require business travel.

1.4 Policies and Procedures. The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company. Executive shall at all times comply with all applicable laws, rules, and regulations, including those promulgated by regulatory and self-regulatory authorities, securities exchanges, and domestic and foreign agencies and authorities, as well as the Employee Handbook, the Compliance Manual and any other internal policies and procedures established by the Company and made available to employees generally.

2. Compensation.

2.1 Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of $280,000 per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule. Executive’s base salary may be reviewed and changed by the Company on notice to the Executive.

2.2 Annual Bonus. Executive will be eligible for an annual discretionary bonus (the “Annual Bonus”), which will be based on a fiscal year basis, unless otherwise determined by the Company (the “Bonus Period”). Executive’s target for each Annual Bonus shall be 50% of Executive’s Base Salary (“Target”); provided, however, whether Executive receives an Annual Bonus for any Bonus Period, and the amount of any such Annual Bonus, whether at, above, or below Target will be determined by the Board or the compensation committee thereof in its sole discretion. The Annual Bonus, if payable, will be paid when bonuses are paid to similarly situated executives, which shall be prior to seventy-five days following the conclusion of the Bonus Period. For the avoidance of doubt, Executive will not be eligible for, and will not earn, any Annual Bonus if Executive’s employment terminates for any reason before the Annual Bonus is to be paid, except Executive shall remain eligible for such Annual Bonus only if Executive’s employment is terminated without Cause or if Executive resigns for Good Reason subsequent to the conclusion of the Bonus Period but prior to the payment date of the Annual Bonus, as more specifically stated herein. Any Annual Bonus paid for any year shall not create any entitlement to a bonus in a future year.

2.3 Sign-On Bonus. On or about the first regular payroll run date following the Effective Date, Executive received a sign-on bonus in the amount of $40,000, less applicable deductions and withholdings (the “Sign-On Bonus”). Executive agree that in the event of Executive’s termination for Cause or if Executive provides notice of Executive’s intent to terminate her employment without Good Reason, in each case prior to the date that is three (3) months after the first date of the Contract Term, Executive shall be required to immediately re-pay to the Company the gross amount of the Sign-On Bonus. This re-payment obligation shall not be deemed to be exclusive of any other rights and remedies available to the Company.

2.4 Sign-On Equity Grant. Subject to the approval of the Board and pursuant to the Company’s 2011 Amended and Restated Incentive Plan (the “Plan”), Executive will be eligible to receive an option to purchase 87,500 shares (“Options”) of the Company’s common stock at the fair market value as determined by the Board as of the date of grant (the “Option Grant”). The Option Grant shall vest in equal one-third annual increments, with the first vesting on the first anniversary of the grant date provided Executive remains employed in good standing on any such vesting date, and in all cases subject to the terms of the Plan and the Company’s Option grant documents, the execution of which by Executive is required for any such grant.

2.5 Annual Equity Grant. For each year of employment, subject to the approval of the Board and pursuant to the Plan, as hereinafter amended, restated, or replaced, Executive shall be eligible for grants thereunder in an amount and pursuant to terms as determined by the Board in its sole discretion. Each annual grant provided hereunder, if any, shall vest on terms as provided by the Company and shall be subject to the terms of the Plan and the Company’s Option grant documents, the execution of which by Executive is required for any such grant. Nothing herein requires the Board to make any grant under the Plan or otherwise.

3. Transaction Bonus.

3.1 Effective as of the Amendment Date, during the Contract Term, and provided Executive is still employed by the Company and has not given notice of her intent to terminate her employment, upon consummation of a Change in Control (as defined herein) or sale of an Operating Subsidiary, in addition to any other payments or benefits applicable thereto under this Agreement, Executive shall be eligible to receive a Transaction Bonus equal to three quarters of one percent (0.75%) of the “Transaction Value”, which means the total amount of Sale Proceeds paid in respect of the transaction that resulted in the Change in Control or sale of an Operating Subsidiary. Said Transaction Bonus shall be paid 50% as soon as practicable following the closing date of the Change in Control or sale of an Operating Subsidiary and 50% on the first anniversary thereof and shall be paid in the same form of consideration (e.g. cash, stock in the acquiring company, promissory note or a combination thereof) as is the consideration received by the holders of the majority of the outstanding voting securities of the Company who participate in the Transaction; provided, however, the Company reserves the right to pay the Transaction Bonus in such other form as it determines in its sole discretion. For the sake of clarity, the computation of the Transaction Bonus and whether Executive is eligible to receive same shall be determined in the Company’s sole discretion. Executive must be employed on the payment date of either portion of the Transaction Bonus in order to be eligible for same, provided, however, that such requirement shall not apply in the event that, after a Change in Control or sale of an Operating Subsidiary but before payment of the remaining 50% of the Transaction Bonus is paid, the Company terminates Executive’s employment without Cause or Executive terminates her employment for Good Reason, in either case Executive shall receive the Transaction Bonus on the anniversary of the Change in Control or sale of an Operating Subsidiary as if Executive were still employed, subject to the terms of Section 6. For the sake of clarity, “Sale Proceeds” shall mean the fair market value of the gross consideration received by the Company or its stockholders in the Change in Control or sale of an Operating Subsidiary transaction, as determined by the Company in its sole discretion immediately prior to the consummation of the Change in Control or sale of an Operating Subsidiary, taking into account such factors as the Committee deems appropriate, and less, in case of the initial transaction, (a) cash or cash equivalents held by the Company as of the date of the Change in Control or sale of an Operating Subsidiary, and (b) any expenses attributable to the Change in Control or sale of an Operating Subsidiary.

3.2 “Change in Control” shall mean, in respect of the Company any of (i) the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing more than 50% of the combined voting power of Enzo is acquired by any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company, any subsidiary of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company), (ii) the merger or consolidation of Enzo with or into another corporation where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of the Company immediately prior to such merger or consolidation, or (iii) the sale or other disposition of all or substantially all of Enzo’s assets to an entity, other than a sale or disposition by the Company of all or substantially all of Enzo’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of the Company, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of the Company. “Operating Subsidiary” shall mean, a major division of the Company through which the parent Company directly or indirectly conducts a portion of its business, or company assets.

4. Company Benefits. Executive shall be eligible to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its senior-level employees including medical and dental insurance, life and disability insurance, and participation in the Company’s 401(k) retirement plan. During the Contract Term, Executive shall further receive paid vacation and a car allowance as determined by the Company in its sole discretion. The Company reserves the right to cancel or change the benefit plans or programs it offers to the Executive at any time; provided, however, that any such change shall be across the board changes similarly affecting the eligibility requirements of all senior-level employees of the Company.

5. Termination of Employment; Severance.

5.1 Employment. During the Contract Term, either Executive or the Company may terminate Executive’s employment relationship at any time, provided, however, that if Executive resigns during the Contract Term, Executive shall provide no less than ninety (90) days’ advance written notice of any such termination (the “Notice Period”). During the Notice Period, Executive shall remain an employee of the Company, and shall continue to receive Base Salary, but no other compensation. The Company may elect to have Executive not report to work for all or any portion of such Notice Period. The Company shall have the right, at its sole discretion, to accelerate Executive’s termination date to any date subsequent to receiving written notice from Executive, and thus conclude the Notice Period.

5.2 Termination Without Cause or Good Reason

a. The Company may terminate Executive’s employment with the Company at any time with or without Cause (as defined below) during the Contract Term.

b. If Executive’s employment is terminated by the Company without Cause, or if Executive terminates her employment with Good Reason, the Company shall pay Executive, as severance, (x) the equivalent of twelve (12) months of Executive’s Base Salary and (y) if the termination date occurs subsequent to the conclusion of the fiscal year but prior to the payment of the Annual Bonus to which the fiscal year relates, such Annual Bonus, if any, as computed in accordance with Section 2.2 above, subject to standard payroll deductions and withholdings (the “Severance”). The Severance will be paid as a continuation on the Company’s regular payroll, beginning no later than the first regularly-scheduled payroll date following the sixtieth (60th) day after Executive’s Separation from Service (as defined below), provided the Separation Agreement (as discussed in Paragraph 5) has become effective and further provided that the Bonus component under (y), if any, shall be paid in a lump sum on the sixtieth day after Executive’s Separation from Service.

c. Any stock options held by Executive as of the Effective Date of the Agreement or hereinafter granted shall provide for full vesting provided Executive’s employment is terminated without Cause or if Executive terminates her employment with Good Reason, or as a result of a Change in Control, subject to any other terms as provided in the Company’s incentive compensation program. Furthermore, all restricted stock units shall become unrestricted immediately upon termination without Cause or Change in Control.

d. For purposes of this Agreement, “Cause” for termination will mean: (a) commission of any (i) felony or (ii) crime involving fraud, dishonesty or moral turpitude (whether or not a felony); (b) any action by Executive involving fraud, breach of the duty of loyalty, malfeasance, willful misconduct, or negligence, (c) the failure or refusal by Executive to perform any material duties hereunder or to follow any lawful and reasonable direction of the Company; (d) intentional damage to any property of the Company; (e) chronic neglect or absenteeism in the performance of Executive’s duties; (f) willful misconduct, gross negligence, or other material violation of Company policy or code of conduct that causes an adverse effect upon the Company; (g) breach of any written agreement with the Company (including this Employment Agreement); or (h) any action that in the reasonable belief of the Board shall or potentially shall subject the Company to material adverse publicity or effects. Prior to any termination for Cause under section (c), (e), (0, (g), or (h), the Board shall provide Executive by written notice with ten (10) calendar days to cure same, provided any such actions underlying Cause are determined by the Board to be curable. Any determination of Cause hereunder shall be made by the Board in its good faith discretion, which shall only be made by the Board and, to the extent deemed practicable by the Board, after providing the Executive an opportunity to respond to any determination or allegation of Cause.

5.3 For purposes of this Agreement, “Good Reason” for termination will mean: (i) material diminution of the Executive’s title or duties below that of the level of a Chief Operating Officer; (ii) a material reduction in Executive’s Base Salary, other than as required by exigent business circumstances; (iii) the Company requiring Executive to work on a full-time basis outside of the state of New York; or (iv) a material and uncured breach by the Company of any provision of this Agreement. provided, that Executive shall give written notice to the Company within thirty (30) days following the occasion of any allegation of Good Reason, and the Company shall have thirty (30) days to cure same. In the event such occurrence is not cured, then Executive may terminate Executive’s employment for Good Reason hereunder within ninety (90) days from the end of the cure period. The Executive’s continued employment prior to the conclusion of the ninety (90) day period stated in the preceding sentence shall not constitute consent to, or waiver of rights with respect to, any act or failure to act by the Company constituting “Good Reason” hereunder, if not cured in the preceding thirty day period.

5.4 Termination for Any Other Reason.

a. Upon a termination for any reason other than without Cause or with Good Reason, then upon Executive’s termination date all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and Executive will not be entitled to any Severance.

b. In the event of termination for any reason, Executive shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

6. Conditions to Receipt of Severance Benefits. In order to receive any Severance Benefits, the termination of Executive’s employment must constitute a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and Executive must be in compliance with the terms of this Agreement. Further, the receipt of the Severance Benefits will be conditioned on Executive signing, not revoking, and complying with a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Separation Agreement”). No Severance Benefits will be paid or provided until the Separation Agreement becomes effective.

7. Section 409A. It is intended that all of the Severance and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

8. Restrictive Covenants

8.1 Definitions. The following capitalized terms used in this Agreement shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

i. “Confidential Information” “Confidential Information” shall be given its broadest possible interpretation and shall mean any and all information of the Company, its affiliates, subsidiaries, and parents (each, a “Company Entity”, and collectively, “Company Entities”), including without limitation: (i) financial and business information relating to any Company Entity, such as information with respect to costs, fees, profits, revenues, markets, mailing/client lists, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures and new marketing ideas; (ii) product and technical information relating to any Company Entity, such as software, software codes, computer models and research and development projects; (iii) customer or investor information, such as the identity of any Company Entity’s clients or investors, the names of representatives of Company Entity customer or investors responsible for entering into contracts with a Company Entity, the amounts paid by such investors or customers to any Company Entity, specific customer or investor needs and requirements, specific customer or investor risk characteristics, and specific customer or investor preferences; (iv) personnel information, such as the identity and number of any Company Entity’s other employees and officers, their salaries, bonuses, benefits, skills, qualifications, and abilities; (v) any and all information in whatever form relating to any customer or prospective customer of a Company Entity, including but not limited to its business, employees, operations, systems, assets, liabilities, finances, products, and marketing, selling and operating practices; (vi) any information related to any security system of any Company Entity or any of employees, (vii) any and all information pertaining to the business and or personal affairs of the Company’s partners, members and employees, including but not limited to their personal lives, characteristics, opinions, ideas, conduct, habits or background or their business or financial condition, affairs, dealings or operations or their personal database, personal photographs or videotapes, purchases, travel itineraries, social interactions, tax information, emails, private conversations, phone calls and correspondence; (viii) any information not included in (i) through (vii), above, which the Employee knows or should know is subject to a restriction on disclosure or which the Employee knows or should know is considered by any Company Entity’s clients or prospective clients to be confidential, sensitive, proprietary, or a trade secret or is not readily available to the public; or (ix) intellectual property, including inventions and copyrightable works. Confidential Information is not generally known or available to the general public, but has been developed, compiled, or acquired by the Company at its effort and expense. Confidential Information can be in any form, including but not limited to verbal, written, or machine readable, including electronic files. By way of example but not limitation of the foregoing, Confidential Information may be acquired by observing documents, things, people or events, by direct communication with clients or others or by overhearing conversations in person or over the telephone or otherwise. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company.

ii. “Restricted Period” from the Start Date through the twelvemonth anniversary of Executive’s Termination Date.

iii. “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

iv. “Restricted Business” means any person, business, entity, organization or group within a larger firm that engages in, or plans to engage in, (i) those parts of the business of the Company and any Company Entity with which you were involved during the employment or about which you received Confidential Information, or (ii) any business activity which the Company or any Company Entity was actively planning to engage in as of the Termination Date;

v. “Restrictive Covenants” means the covenants contained in this Section 8.

vi. “Termination” means the termination of Executive’s employment with the Company, for any reason, whether with or without Cause, upon the initiative of either party.

vii. “Termination Date” means the date of Executive’s Termination.

viii. “Work Product” means all memoranda, summaries, written work product, business plans, formulas, recipes, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether patentable or not) that are based upon Confidential Information and that are conceived, developed or made by Executive during her employment.

8.2 Restriction on Disclosure and Use of Confidential Information. Executive agrees that Executive shall not, directly or indirectly, use any Confidential Information on Executive’s own behalf or on behalf of any Person other than the Company, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by the Company to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. Executive further agrees that he shall fully cooperate with the Company in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Executive shall not be restricted from: (i) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process: provided, however, that in the event such disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive; or (ii) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Executive shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that Executive has made such reports or disclosures. Notwithstanding anything in the foregoing to the contrary, in accordance with the Defend Trade Secrets Act of 2016, Executive will not be criminally or civilly liable for disclosing a trade secret if it was disclosed: (1) to any government official or attorney in confidence directly or indirectly for the sole purpose of reporting or investigating a suspected violation of law; (2) in a complaint or other document filed in a lawsuit or other proceeding if filed under seal; or (3) to an attorney or used in a court proceeding in a retaliation lawsuit if any document containing a trade secret is filed under seal and is not disclosed except pursuant to court order.

8.3 Non-Competition. The Executive acknowledges and agrees that solely by reason of employment by the Company, the Executive has and will come into contact with a significant number of the Company’s customers and prospective customers and have access to Confidential Information (as defined herein) and trade secrets relating thereto, including those regarding the Company’s clients, prospective clients, proprietary business models and strategies, and related information. Consequently, the Employee covenants and agrees that during the Restricted Period, Executive shall not directly or indirectly, an individual proprietor, partner, stock-holder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than three percent (3%) of the total outstanding stock of a publicly held company), engage in the Restricted Business.

8.4 Non-Solicitation. Executive agrees that, during the Restricted Period, he shall not, directly or indirectly, in her own capacity or through any other entity or person: (i) solicit, persuade or induce any investor of the Company to terminate, reduce, disrupt or refrain from renewing or extending its contractual or other relationship with the Company in regard to the purchase of products or services, procured, performed, manufactured, marketed, or sold, by the Company; (ii) in any way interfere with the relationship between any such investor, client, supplier, licensee, licensor, franchisee or business relation of the Company and/or any of its affiliates; (iii) induce or attempt to induce any employee of the Company or any of its affiliates to leave the employ of the Company and/or any of its affiliates, or in any way interfere with the relationship between the Company and/or any of its affiliates on the one hand and any employee thereof on the other hand; or (iv) solicit to hire (other than through general advertisements for employment not directed at employees of the Company or any of its affiliates) or hire any person who was an employee of any of the Company or any of its affiliates at any time during the one (1) year preceding such solicitation.

8.5 Non-Disparagement. Executive agrees that, at any time hereinafter, Executive will not do or say anything, including but not limited to communicating on the internet (including but not limited to any posting or reference on any social networking site), or via e-mail, telephone, face-to-face communication, or otherwise, that (i) criticizes or disparages the Company or its management, practices, policies, products or services; (ii) disrupts or impairs the normal, ongoing business operations of Company, or any member of the Company Group; or (iii) harms the business reputation of Company or the Company Group with its employees, customers, suppliers, contractors or the public. Executive will not discuss any information (whether confidential or not) about the Company with any reporter, author, producer, or similar person or entity, or take any other action seeking to publicize or disclose any such information in any way likely to result in such information being made available to the general public in any form, including books, articles or writings of any kind, as well as film, videotape, audiotape or any other medium or as commonly provided on a resume. Executive acknowledges and agree that these prohibitions extend to statements, written or verbal, made to anyone and includes statements made via social media including on blogs or social networking sites, including but not limited to Facebook, LinkedIn, or Twitter. Neither the Board nor the Company or any of its affiliates shall authorize any disparaging comments about Executive. Notwithstanding the foregoing, nothing in this paragraph shall prevent either Executive, the Board or the Company or any of its affiliates from making any truthful statement to the extent necessary with respect to any litigation, arbitration, or mediation involving this Agreement, including, but not limited to, enforcement of this Agreement or as required by law or by any court, arbitrator, mediator, or administrative or legislative body with actual or apparent jurisdiction to order such person to disclose or make accessible such information.

8.6 Return of Materials. Executive agrees that she will not retain or destroy (except as set forth below), and will immediately return to the Company on or, if specifically requested, prior to the Termination Date, or at any other time the Company requests such return, any and all Company property, including Confidential Information and all other documents, materials, information, and property, including but not limited to memoranda, letters, notes, plans, reports, analyses, recaps, jump drives, disks, tapes, journals, notebooks, and any Company-provided computer, cell phone, Blackberry, beeper, keys, key fob, security card, phone card, credit cards, computer user name and password, and/or voicemail code, all other files and documents relating to the Company and its business (regardless of form, but specifically including all electronic files and data of the Company). Executive will not make, distribute, or retain copies of any such information or property. Executive agrees that the ownership and right of control of all programs, databases, electronic files, reports, records and supporting documents prepared by, for or on behalf of Executive in connection with the performance of Executive’s duties during her employment are vested exclusively in the Company and remain the exclusive property of the Company.

8.7 Inventions. Executive acknowledges and agrees that any and all Work Product, products, improvements, and inventions or creations conceived or made by Executive during the period of Executive’s employment with the Company relating to the activities or business of the Company or the Company Group are the sole and exclusive property of the Company or its nominee. Executive shall promptly disclose any Work Product to the Company and perform all acts and things and sign whatever documents and agreements are necessary to confirm and vest the entire right, title and interest in such Work Product in the Company, including copyright assignments, patent applications and other documents and papers. Any assignment of Work Product includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, Executive hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law. Executive agrees to assist the Company, or its designee, at its expense, in every proper way to secure the Company’s, or its designee’s, rights in the Company Inventions and any copyrights, patents, trademarks, mask work rights, Moral Rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive and agree never to assert such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive right, title and interest in and to such Company Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute and file any such instruments and papers and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of patent, copyright, mask work and other registrations related to such Work Product. These obligations shall be binding upon Executive and Executive’s heirs, assigns, executors, administrators, agents or other legal representatives. Executive may not use, disclose to third parties or otherwise retain any such works or inventions, without the prior written permission of the Company.

8.8 Cooperation. The Executive shall cooperate with the Company and its counsel in connection with any litigation or regulatory or self-regulatory inquiry, investigation or proceeding relating to activities of Executive, or by activities of others of which the Executive may have knowledge, and this obligation shall survive the termination of this Agreement. The Company shall reimburse the Executive for reasonable out-of-pocket travel and other reasonable incidental expenses (other than legal expenses unless such legal expenses are requested by the Executive as a result of divergent interests between Executive and the Company, and approved by the Board in writing) incurred as a result of the Executive’s cooperation pursuant to the immediately preceding sentence.

8.9 Exceptions. Nothing in this Agreement shall limit the rights of any government agency or any party’s right of access to, participation or cooperation with any government agency. Notwithstanding anything to the foregoing, nothing herein, or in any other agreement or policy, shall limit Executive’s right under applicable law to file a charge or complaint with the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit her ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.

8.10 Enforcement of Restrictive Covenants.

i. Rights and Remedies Upon Breach. The parties specifically acknowledge and agree that the remedy at law for any breach of the Restrictive Covenants will be inadequate, and that in the event Executive breaches, or threatens to breach, any of the Restrictive Covenants, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

ii. Severability and Modification of Covenants. Executive acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. The parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Restrictive Covenant. If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable. The Restrictive Covenants shall survive the termination of the Contract Term and this Agreement.

9. Governing Law; Dispute Resolution. The interpretation and application of this Employment shall be governed by the laws of the State of New York without regard to principles of conflict of laws, other than laws which violate a fundamental public policy of the state of employ, in which case such state’s laws shall govern with regard to such policies. Except for claims requesting injunctive relief, any dispute or claim arising out of, in connection with, or relating to this Agreement (including without limitation its subject matter, interpretation, or formation) or to Executive’s employment or relationship with the Company shall be resolved by binding arbitration to be held in or around Farmingdale, New York, before three (3) arbitrators selected by the American Arbitration Association, conducted in accordance with the then-prevailing Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association. A copy of these rules can be accessed through the American Arbitration Association’s website (www.adr.org). The arbitrators’ decision will be final and binding in accordance with the Federal Arbitration Act and may be enforced in any court of competent jurisdiction. The arbitrators will not have the right to modify or change any of the terms of this Employment Agreement. The arbitrators, and not any court, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Employment Agreement including any claim that all or any part of this Agreement is void or voidable. The parties agree that the arbitrators may provide all appropriate remedies at law and equity and will have the power to summarily adjudicate claims and/or enter summary judgment in appropriate cases. In any arbitration proceeding conducted pursuant to this paragraph, the parties shall have the right to discovery, to call witnesses, and to cross-examine the other party’s witnesses. The arbitrator shall render a final decision in writing, setting forth the reasons for the arbitration award. Both parties are bound by this agreement to arbitrate, but it does not include disputes, controversies or differences which may not by law be arbitrated. The parties agree that the arbitration proceedings described in this Section are to be treated as confidential, and that the parties will act to protect the confidentiality of the documents, facts, and proceedings related to the arbitration. THE PARTIES WAIVE THEIR RIGHT TO HAVE ANY SUCH DISPUTE, CLAIM OR CONTROVERSY DECIDED BY A JUDGE OR JURY IN A COURT. THE PARTIES ALSO AGREE THAT EACH MAY BRING CLAIMS AGAINST THE OTHER ONLY IN THEIR INDIVIDUAL CAPACITIES, AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR COLLECTIVE PROCEEDING. THE PARTIES ALSO AGREE THAT EACH MAY NOT BRING CLAIMS AGAINST THE OTHER IN ANY PURPORTED REPRESENTATIVE ACTION, EXCEPT TO THE EXTENT THIS STATEMENT IS UNENFORCEABLE UNDER THE LAW. All American Arbitration Association filing fees, administrative costs, and arbitrator fees (as well as other related fees) shall be paid by the Company, with the exception of fees that would be paid by the Executive should the dispute be settled in a Court of Law.

10. General Provisions.

10.1 Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery, email, or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

10.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

10.3 Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

10.4 Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter, inclusive of any earlier offer letter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

10.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

10.6 Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof

10.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators. The Company may freely assign this Agreement, without Executive’s prior written consent. Executive may not assign any of her duties hereunder and she may not assign any of her rights hereunder without the written consent of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, assign or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

10.8 Background Check and Ability to Work. This offer of employment is contingent upon verification of Executive’s identity and authorization to legally work in the United States, a background and reference check, and all other Company practices and procedures as reasonably requested by the Company.

1.9 Tax Withholding. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

***

You acknowledge and agree that you have read and understand this Employment agreement and you voluntarily agree to the terms and conditions contained herein.

We look Forward to you continuing your employment with the Company. If you accept this amended offer of employment, please sign and return to me this amended and restated Employment Agreement attached by no later than november 2, 2022 or this offer shall expire.

In Witness Whereof, the Parties have executed this Agreement on the day and year first written above.

ENZO BIOCHEM INC.

By:	/s/ Hamid Erfanian

Executive

/s/ Kara Cannon

13